                                                                    EXHIBIT 99.1

                                [GRAPHIC OF LBI]

LBI Media Reports Third Quarter 2003 Results

Third Quarter Net Revenues and EBITDA Increased 24% and 30%, Respectively

Burbank, CA - November 13, 2003 - LBI Media, Inc. (the "Company") announced its financial results today for the third quarter and nine months ended September 30, 2003.

Results for the Quarter Ended September 30, 2003

For the quarter ended September 30, 2003, net revenues increased 24% to $22.8 million from $18.4 million for the same quarter last year. For the same period, operating expenses (excluding impairment of broadcast license, depreciation and noncash employee compensation) increased 17% to $10.2 million from $8.7 million. As a result, third quarter 2003 Adjusted EBITDA/1/ increased 30% to $12.6 million from $9.7 million for the corresponding 2002 period.

The Company recognized net income of $5.9 million for the quarter, compared to a net loss of $7.3 million for the same period of 2002. This increase was primarily attributable to (i) double-digit growth in Adjusted EBITDA due to higher net revenues and moderate increases in operating expenses (excluding noncash items), (ii) $8.6 million in costs incurred in connection with the refinancing of the Company's former senior credit facility and senior notes in July 2002 and (iii) a $1.8 million noncash impairment charge recorded during the third quarter of 2002 to reduce the carrying value of one of the Company's broadcast licenses.

Radio division net revenues increased 20% to $12.7 million from $10.6 million for the same quarter last year. Operating income increased 39% to $6.6 million from $4.7 million for the same quarter of 2002. Adjusted EBITDA increased 33% to $7.4 million from $5.6 million for the third quarter of 2002.

Television division net revenues increased 30% to $10.1 million from $7.8 million for the same quarter last year. Operating income increased approximately 150% to $4.7 million from $1.9 million for the same quarter of 2002. Adjusted EBITDA increased 27% to $5.2 million from $4.1 million for the same quarter last year.

Results for the Nine Months Ended September 30, 2003

For the nine months ended September 30, 2003, net revenues increased 19% to $61.9 million from $51.9 million for the same period last year. Operating expenses (excluding impairment of broadcast license, depreciation and noncash employee compensation) increased to $29.3 million during the first nine months of 2003, from $23.7 million for the corresponding period of 2002. As a result, Adjusted EBITDA for the nine months ended September 30, 2003 increased 15% to $32.6 million from $28.2 million for the nine months ended September 30, 2002.

The Company reported net income of $13.2 million during the first nine months of 2003, compared to a net loss of $10.4 million during the corresponding period in 2002. This increase was primarily due to (i) double-digit growth in Adjusted EBITDA due to higher net revenues and moderate increases in operating expenses (excluding noncash items), (ii) $8.6 million in costs incurred in connection with the refinancing of the Company's former senior credit facility and senior notes in July 2002, (iii) the Company's adoption of SFAS 142 in the first quarter of 2002, which resulted in an $8.1 million noncash charge to reduce the carrying

--------
/1/ Adjusted EBITDA is defined as net income (loss) plus cumulative effect of accounting change, income tax expense, loss on sale of property and equipment, net interest expense, impairment of broadcast license, depreciation and noncash employee compensation. Adjusted EBITDA is not a measure of liquidity calculated in accordance with accounting principles accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. We use this financial measure because management believes it is useful for all investors and users of our financial statements in understanding our cash flows. In addition, we believe that Adjusted EBITDA is useful because it is generally recognized by the broadcasting industry as a measure of liquidity and is used by investors and analysts who report on broadcast companies. Furthermore, Adjusted EBITDA is not comparable to similarly titled measures reported by other companies. Refer to the "Results of Operations" section of this press release for a reconciliation of net income
(loss) and net cash provided by operating activities to Adjusted EBITDA.

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value of certain of its broadcast licenses and (iv) a $1.8 million noncash impairment charge recorded during the third quarter of 2002 to reduce the carrying value of one of the Company's broadcast licenses.

Radio division net revenues increased 18% to $34.1 million for the nine months ended September 30, 2003, from $29.0 million for the same period last year. Operating income increased 30% to $16.0 million from $12.2 million for the same period of 2002. Adjusted EBITDA increased 14% to $18.5 million, from $16.2 million for the first nine months of 2002.

Television division net revenues increased 21% to $27.8 million for the nine months ended September 30, 2003, from $22.9 million for the corresponding period of 2002. Operating income increased 39% to $12.6 million from $9.0 million for the same period of 2002. Adjusted EBITDA increased 17% to $14.1 million from $12.0 million for the first nine months of 2002.

Commenting on the Company's results, Lenard Liberman, Executive Vice President, said, "We are very proud of our performance on a same station sales and Adjusted EBITDA basis for the third quarter of 2003. Our net revenue and Adjusted EBITDA growth rates compare very favorably to our Spanish-language competitors. Additionally, these growth rates are more pronounced when compared to the general market.

We experienced a balanced contribution of revenue and Adjusted EBITDA growth from our television and radio properties in the Los Angeles, Houston and San Diego markets. A combination of our existing customer base, increases in new advertisers and a favorable Spanish language advertising market contributed to our net revenue growth. Additionally, our strong operating leverage contributed to moderate increases in operating expenses across our television and radio properties in all of our markets. The combination of these factors resulted in an industry leading 55% Adjusted EBITDA margin for the third quarter of 2003.

As we look forward to 2004, we are excited to introduce our successful television programming to the Dallas-Ft. Worth market and hope to realize even greater gains in net revenue and Adjusted EBITDA."

Recent Developments

On July 14, 2003, the Company entered into a definitive agreement to purchase selected assets of television station KMPX-TV, serving the Dallas-Ft. Worth, Texas market, for an aggregate purchase price of $37.0 million, of which $1.5 million has been placed into escrow. The Company expects to complete this acquisition in January 2004, subject to closing conditions specified in the asset purchase agreement. On October 24, 2003, the Federal Communications Commission granted its initial consent for the transfer of ownership of KMPX-TV to the Company.

On October 10, 2003, the Company's parent, LBI Media Holdings, Inc., issued $68,428,000 aggregate principal amount at maturity of 11% Senior Discount Notes due 2013. The notes were sold at 58.456% of principal amount at maturity, resulting in gross proceeds of approximately $40.0 million and net proceeds of approximately $38.8 million after certain transaction costs. LBI Media Holdings, Inc. contributed all of the net proceeds to the Company, which it used to repay a portion of the indebtedness outstanding under its senior credit facility.

On October 30, 2003, LBI Media Holdings, Inc. filed a registration statement on Form S-4 with the Securities Exchange Commission as prescribed by a registration rights agreement with the holders of its Senior Discount Notes described above.

Third Quarter 2003 Conference Call

The Company will host a conference call to discuss its financial results for the third quarter ended September 30, 2003 on Friday, November 14, 2003 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 289-0730 five minutes prior to the scheduled start time of the call and asking for the "LBI Media Third Quarter 2003 Conference Call." The conference call will be recorded and made available for replay through Friday, November 21, 2003. Investors may listen to the replay of the call by dialing
(888) 203-1112 then entering the passcode ID 561020.


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About LBI Media

LBI Media is the largest privately-held, Spanish-language broadcaster in the United States. The Company owns fifteen radio stations and three television stations in the Los Angeles, CA, Houston, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company's radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, "believes", "expects", "prospects", "pacings", "anticipates", "could", "estimates", "forecasts" or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company's actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.'s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.


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Results of Operations:

                                 LBI MEDIA, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                   Three Months Ended Sept 30,     Nine Months Ended Sept 30,
                                                   ---------------------------     --------------------------
                                                      2003          2002              2003           2002
                                                   ----------     ---------        ---------     ----------
Gross revenues                                     $   26,210     $  20,739        $  70,801     $   58,414
Less agency commissions                                 3,378         2,352            8,899          6,473
                                                   ----------     ---------        ---------     ----------
Net revenues                                           22,832        18,387           61,902         51,941

Operating expenses:
   Program and technical                                3,147         2,731            9,413          7,385
   Promotional                                            535           352            1,206          1,207
   Selling, general and administrative                  6,535         5,622           18,698         15,104
   Noncash employee compensation                          430           473            1,457          2,926
   Depreciation                                           906           815            2,565          2,339
   Impairment of broadcast license                         --         1,750               --          1,750
                                                   ----------     ---------        ---------     ----------
Total operating expenses                               11,553        11,743           33,339         30,711
                                                   ----------     ---------        ---------     ----------

Operating income                                       11,279         6,644           28,563         21,230
Interest expense                                       (5,338)      (13,579)         (15,410)       (23,248)
Interest and other income                                  18            11               73             96
Loss on sale of property and equipment                     --          (388)              (4)          (388)
                                                   ----------     ---------        ---------     ----------
Income (loss) before income taxes and cumulative
effect of accounting change                             5,959        (7,312)          13,222         (2,310)
Provision for income taxes                                 20            10               60             31
                                                   ----------     ---------        ---------     ----------
Income before cumulative effect of accounting
change                                                  5,939        (7,322)          13,162         (2,341)
Cumulative effect of accounting change                     --            --               --         (8,106)
                                                   ----------     ---------        ---------     ----------
Net income (loss)                                  $    5,939     $  (7,322)       $  13,162     $  (10,447)
                                                   ==========     =========        =========     ==========
Adjusted EBITDA(1)                                 $   12,615     $   9,682        $  32,585     $   28,245
                                                   ==========     =========        =========     ==========
Adjusted EBITDA Margin (%)(2)                            55.3%         52.7%            52.6%          54.4%
                                                   ==========     =========        =========     ==========

----------------
(1) Refer to footnote (1) above.
(2) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

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Results of Operations (continued):

The following is a reconciliation of net income (loss) and net cash provided by operating activities, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted EBITDA for the
Company:

                                               Three Months Ended Sept 30,  Nine Months Ended Sept 30,
                                               ---------------------------  --------------------------
                                                  2003          2002           2003           2002
                                               ---------     ---------      ---------    -----------
Net income (loss)                              $   5,939     $  (7,322)     $  13,162    $   (10,447)
   Cumulative effect of accounting change             --            --             --          8,106
   Provision for income taxes                         20            10             60             31
   Loss on sale of property and equipment             --           388              4            388
   Interest and other income                         (18)          (11)           (73)           (96)
   Interest expense                                5,338        13,579         15,410         23,248
                                               ---------     ---------      ---------    -----------
Operating income                                  11,279         6,644         28,563         21,230
                                               ---------     ---------      ---------    -----------
   Impairment of broadcast license                    --         1,750             --          1,750
   Depreciation                                      906           815          2,565          2,339
   Noncash employee compensation                     430           473          1,457          2,926
                                               ---------     ---------      ---------    -----------
Adjusted EBITDA                                $  12,615     $   9,682      $  32,585    $    28,245
                                               =========     =========      =========    ===========
Net cash provided by operating activities      $   4,094     $   4,131      $  10,603    $    10,477
Add:
   Gain on sale of investments                        --            --             --            53
   Income tax expense                                 20            10             60            31
   Interest expense, net                           5,320        13,568         15,337        23,152
Less:

   Amortization of deferred financing costs        (138)       (6,218)           (407)       (6,719)
   Provision for doubtful accounts                 (434)         (140)           (900)         (230)
Changes in operating assets and liabilities:

   Accounts receivable                              738          (720)          4,340         2,186
   Program rights                                   101          (101)             18           919
   Amounts due from related parties                (167)          104              (8)          320
   Prepaid expenses and other current assets       (840)         (116)           (476)         (322)
   Employee advances                                 38            31             100            97
   Accounts payable and accrued expenses           (471)        1,092            (757)          428
   Accrued interest                               3,728        (1,920)          4,226        (2,025)
   Program rights payable                            55            --              16            --
   Amounts due from related parties                  44           (10)            (73)          (52)
   Deferred state income tax payable                (20)          (10)            (50)          (21)
   Other assets and liabilities                     547           (19)            556           (49)
                                               ---------     ---------      ---------    -----------
Adjusted EBITDA                               $  12,615      $  9,682       $  32,585    $   28,245
                                               =========     =========      =========    ===========

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Results of Operations (continued):

The following is a reconciliation of operating income to Adjusted EBITDA for the Company's radio division:

                                         Three Months Ended Sept 30,     Nine Months Ended Sept 30,
                                         ---------------------------     --------------------------
                                            2003            2002           2003            2002
                                         ---------       ---------       --------       ---------
Radio division operating income          $   6,609       $   4,753       $ 16,000       $  12,187
   Impairment of broadcast license              --              --             --              --
   Depreciation                                366             359          1,029           1,113
   Noncash employee compensation               430             473          1,457           2,926
                                         ---------       ---------       --------       ---------
Radio division Adjusted EBITDA           $   7,405       $   5,585       $ 18,486       $  16,226
                                         =========       =========       ========       =========


The following is a reconciliation of operating income to Adjusted EBITDA for the Company's television division:

                                         Three Months Ended Sept 30,     Nine Months Ended Sept 30,
                                         ---------------------------     --------------------------
                                            2003            2002           2003            2002
                                         ---------       ---------       --------       ---------
Television division operating income     $   4,670       $   1,891       $ 12,563       $   9,043
   Impairment of broadcast license              --           1,750             --           1,750
   Depreciation                                540             456          1,536           1,226
   Noncash employee compensation                --              --             --              --
                                         ---------       ---------       --------       ---------
Television division Adjusted EBITDA      $   5,210       $   4,097       $ 14,099       $  12,019
                                         =========       =========       ========       =========


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